News Release

Blackboard Completes Acquisition of Saf-T-Net, Inc., Provider of AlertNow

WASHINGTON – March 25, 2010 – Blackboard Inc. (NASDAQ: BBBB) today announced that it has completed its acquisition of privately-held Saf-T-Net, Inc., provider of AlertNow, a leading messaging and mass notification solution for the K-12 marketplace, for approximately $33 million in cash, excluding transaction costs and subject to certain adjustments.

Headquartered in Raleigh, NC, Saf-T-Net employs approximately 65 professional staff serving K-12 clients located throughout the U.S. With more than 2,000 K-12 clients, Saf-T-Net increases Blackboard’s commitment to the K-12 market. In addition, Saf-T-Net provides features and functionality that will enhance and accelerate development for Blackboard’s own messaging and mass-notification offering, Blackboard Connect™, including: new Parent Portal technology; enhanced survey capabilities; and multi-lingual capabilities. The broadened capabilities and client base provides significant opportunities, and there is the potential to realize long-term infrastructure cost benefits as a result of the increased scale from the combined operations.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-K filed on February 17, 2010 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of March 25, 2010. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 25, 2010.

Contacts:

For Financial Media and Investors:
Michael J. Stanton
Senior Vice President
Blackboard Inc.
+1 (202) 463-4860 ext. 2305

For Education & General Media:
Matthew Maurer
Director, Public Relations
+1 (202) 463-4860 ext. 2637
matthew.maurer@blackboard.com

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